Exhibit 99.1

Tenet Reports First Quarter 2011 Results

Adjusted EBITDA of $379 Million

Income from Continuing Operations Before Income Taxes of $142 million, an increase of 52.7 percent

Outlook Raised to New Range of $1.175 Billion to $1.275 Billion for 2011 Adjusted EBITDA

Key Metrics (all percentage changes compare Q1’11 to Q1’10)

•	Admissions increased 0.6 percent, second consecutive quarter with an improving trend

•	Outpatient visits grew by 6.1 percent, and adjusted admissions grew by 2.3 percent

•	Adjusted EBITDA of $379 million compares to $298 million in Q1’10, an increase of 27.2 percent

DALLAS – May 3, 2011 – Tenet Healthcare Corporation (NYSE:THC) today reported adjusted EBITDA of $379 million for the first quarter ended March 31, 2011, an increase of $81 million, or 27.2 percent, compared to $298 million for the first quarter of 2010. Income from continuing operations before income taxes was $142 million in the first quarter of 2011, an increase of $49 million, or 52.7 percent, as compared to $93 million in the first quarter of 2010. Net income attributable to common shareholders was $73 million, or $0.14 per diluted share, compared to $88 million, or $0.17 per diluted share, for the first quarter of 2010, reflecting increased income tax expense of $48 million.

“Our strong first quarter results reflect solid performance in virtually every aspect of our business,” said Trevor Fetter, president and chief executive officer. “Volume growth was a clear highlight in the quarter. Growth in both paying admissions and total admissions turned positive in the quarter. This is the second consecutive quarter in which we have improved the trend in year-over-year changes in patient volumes. We were also very pleased with the robust performance in outpatient volumes with outpatient visits growing by 6.1 percent. Surgeries grew by 0.9 percent. Other factors contributing to the strong quarter included managed care pricing growth and improved performance on bad debt expense, which declined to 7.3 percent of revenues. Earnings growth from these factors was further enhanced by provider fees and government healthcare information technology incentives recorded in the quarter. Reflecting this strong start to the year, we are raising our 2011 Outlook for Adjusted EBITDA by $25 million, to a new range of $1.175 billion to $1.275 billion.”

Discussion of Results (Percentage changes compare Q1’11 to Q1’10, unless otherwise noted.)

Admissions increased by 0.6 percent. This increase compares very favorably to the respective declines of 3.5 percent and 2.0 percent in the third and fourth quarters of 2010. Outpatient visits increased by 6.1 percent, again showing a strong improving sequential trend compared to the increase of 2.9 percent in the fourth quarter of 2010 and the decline of 2.0 percent for the third quarter of 2010. Adjusted admissions increased by 2.3 percent in the first quarter of 2011.

Net operating revenues were $2.506 billion, an increase of $167 million, or 7.1 percent, compared to net operating revenues of $2.339 billion in the first quarter of 2010. Net operating revenues in the first quarter of 2011 included $63 million from the 2009-2010 California Provider Fee Program and $13 million from the 2010 portion of the Pennsylvania Provider Fee Program, which received final CMS approval in the first quarter of 2011. The first quarter of 2011 also included Medicaid health information technology incentives of $25 million. The favorable impact of these items on net operating revenues were partially offset by an unfavorable reduction in contributions from prior year cost report settlements which added $15 million to net operating revenues in the first quarter of 2010, but added only $1 million in the first quarter of 2011. Net patient revenues per adjusted patient day increased by 5.5 percent.

Total controllable operating expenses increased by $93 million, or 5.0 percent, which is consistent with the assumptions in our 2011 Outlook. This increase is primarily related to salaries, wages and benefits, which includes the impact of the annual salary increases for our employees. In addition, health information technology implementation and other related expenses increased $12 million in the first quarter of 2011 as compared to the first quarter of 2010. Controllable operating expenses is defined as the sum of salaries, wages and benefits, supplies, and other operating expenses.

Bad debt expense declined to $182 million from $189 million in the first quarter of 2010, a decline of $7 million, or 3.7 percent. The ratio of bad debt expense to net operating revenues declined to 7.3 percent, compared to 8.1 percent in the first quarter of 2010, a decrease of 80 basis points. Uninsured revenues declined $11 million in the first quarter.

Net cash used in operating activities was $2 million in the first quarter of 2011 compared to a cash use of $22 million in the first quarter of 2010, a favorable change of $20 million. This was primarily the result of higher Adjusted EBITDA, partially offset by net income tax payments of $24 million in the first quarter of 2011 on prior year tax settlements, compared to $17 million in net income tax refunds in the first quarter of 2010, an adverse change of $41 million. Capital expenditures were $116 million in the first quarter of 2011, compared to $83 million in the first quarter of 2010, an increase of $33 million. Cash and cash equivalents were $267 million at March 31, 2011, a decrease of $138 million from $405 million at December 31, 2010. In addition to the above items, the decrease in cash includes the use of $18 million to purchase three outpatient centers and the receipt of $3 million from the sale of a medical office building.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss first quarter 2011 results on a webcast scheduled for 10:00 AM (ET) on May 3, 2011. This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors. A set of slides, to which management intends to refer on the call, will be posted to the Company’s website at approximately 7:30 AM (ET).

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, is contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website before today’s webcast. This press release includes a non-GAAP measure, Adjusted EBITDA. A reconciliation of this financial measure and the most directly comparable GAAP measure is included in the financial table at the end of this release.

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2010, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2011	%	2010	%	Change
Net operating revenues	$2,506	100.0%	$2,339	100.0%	7.1%
Operating expenses:
Salaries, wages and benefits	1,035	41.3%	987	42.2%	4.9%
Supplies	404	16.1%	398	17.0%	1.5%
Provision for doubtful accounts	182	7.3%	189	8.1%	(3.7)%
Other operating expenses, net	506	20.3%	467	19.9%	8.4%
Depreciation and amortization	101	4.0%	95	4.1%	6.3%
Impairment of long-lived assets and goodwill, and restructuring charges	8	0.3%	—	—%
Litigation and investigation costs	11	0.4%	2	0.1%

Operating income	259	10.3%	201	8.6%
Interest expense	(118)		(109)
Investment earnings	1		1

Income from continuing operations, before income taxes	142		93
Income tax expense	(51)		(3)

Income from continuing operations, before discontinued operations	91		90
Discontinued operations:
Income (loss) from operations	(15)		5
Impairment of long-lived assets and goodwill, and restructuring charges, net	—		1
Income tax benefit (expense)	6		(1)

Income (loss) from discontinued operations	(9)		5

Net income	82		95
Less: Preferred stock dividends	6		6
Less: Net income attributable to noncontrolling interests	3		1

Net income attributable to Tenet Healthcare Corporation common shareholders	$73		$88

Amounts attributable to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$82		$83
Income (loss) from discontinued operations, net of tax	(9)		5

Net income attributable to Tenet Healthcare Corporation common shareholders	$73		$88

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.17		$0.17
Discontinued operations	(0.02)		0.01

	$0.15		$0.18

Diluted
Continuing operations	$0.16		$0.16
Discontinued operations	(0.02)		0.01

	$0.14		$0.17

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	486,902		481,917
Diluted	565,181		559,228

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$267	$405
Investments in Reserve Yield Plus Fund	2	1
Investments in marketable securities	1	—
Accounts receivable, less allowance for doubtful accounts	1,237	1,143
Inventories of supplies, at cost	156	156
Income tax receivable	22	22
Current portion of deferred income taxes	283	282
Assets held for sale	13	14
Other current assets	412	288

Total current assets	2,393	2,311
Investments and other assets	162	164
Deferred income taxes, net of current portion	589	627
Property and equipment, at cost, less accumulated depreciation and amortization	4,262	4,304
Goodwill	677	652
Other intangible assets, at cost, less accumulated amortization	441	442

Total assets	$8,524	$8,500

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$68	$67
Accounts payable	638	720
Accrued compensation and benefits	368	363
Professional and general liability reserves	104	84
Accrued interest payable	116	115
Accrued legal settlement costs	13	8
Other current liabilities	350	368

Total current liabilities	1,657	1,725
Long-term debt, net of current portion	4,014	3,997
Professional and general liability reserves	373	383
Accrued legal settlement costs	22	22
Other long-term liabilities	550	554

Total liabilities	6,616	6,681
Commitments and contingencies
Equity:
Shareholders’ equity:
Preferred stock	334	334
Common stock	27	27
Additional paid-in capital	4,448	4,449
Accumulated other comprehensive loss	(43)	(43)
Accumulated deficit	(1,443)	(1,522)
Common stock in treasury, at cost	(1,479)	(1,479)

Total shareholders’ equity	1,844	1,766
Noncontrolling interests	64	53

Total equity	1,908	1,819

Total liabilities and equity	$8,524	$8,500

TENET HEALTHCARE CORPORATION

CONSOLIDATED CASH FLOW DATA

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2011	2010
Net income	$82	$95
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	101	95
Provision for doubtful accounts	182	189
Deferred income tax expense	35	5
Stock-based compensation expense	7	7
Impairment of long-lived assets and goodwill, and restructuring charges	8	—
Fair market value adjustments related to interest rate swap and LIBOR cap agreements	19	2
Amortization of debt discount and debt issuance costs	8	8
Litigation and investigation costs	11	2
Pre-tax (income) loss from discontinued operations	15	(6)
Other items, net	(13)	(2)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(278)	(242)
Inventories and other current assets	(113)	3
Income taxes	(14)	17
Accounts payable, accrued expenses and other current liabilities	(44)	(146)
Other long-term liabilities	12	(27)
Payments against reserves for restructuring charges and litigation costs	(7)	(24)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	(13)	2

Net cash used in operating activities	(2)	(22)
Cash flows from investing activities:
Purchases of property and equipment - continuing operations	(116)	(78)
Construction of new and replacement hospitals	—	(5)
Purchases of businesses or joint venture interest	(18)	—
Proceeds from sales of marketable securities, long-term investments and other assets	5	12
Other items, net	—	3

Net cash used in investing activities	(129)	(68)
Cash flows from financing activities:
Repayments of borrowings	(1)	(7)
Proceeds from borrowings	—	1
Cash dividends on preferred stock	(6)	(6)
Distributions paid to noncontrolling interests	(2)	(1)
Other items, net	2	2

Net cash used in financing activities	(7)	(11)

Net decrease in cash and cash equivalents	(138)	(101)
Cash and cash equivalents at beginning of period	405	690

Cash and cash equivalents at end of period	$267	$589

Supplemental disclosures:
Interest paid, net of capitalized interest	$(97)	$(112)
Income tax (payments) refunds, net	$(24)	$17

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per
admission and per visit amounts)	Three Months Ended March 31,
	2011	2010	Change

Net inpatient revenues	$1,653	$1,544	7.1%
Net outpatient revenues	$733	$706	3.8%

Number of acute care hospitals (at end of period)	49	49	—	*
Licensed beds (at end of period)	13,457	13,430	0.2%
Average licensed beds	13,457	13,431	0.2%
Utilization of licensed beds	53.3%	54.0%	(0.7%)	*
Patient days	645,166	652,952	(1.2%)
Adjusted patient days	963,039	958,248	0.5%
Net inpatient revenue per patient day	$2,562	$2,365	8.3%
Admissions	133,349	132,599	0.6%
Adjusted patient admissions	200,353	195,909	2.3%
Net inpatient revenue per admission	$12,396	$11,644	6.5%
Average length of stay (days)	4.8	4.9	(0.1)	*
Surgeries	88,754	87,998	0.9%
Net outpatient revenue per visit	$725	$741	(2.2%)
Outpatient visits	1,010,848	952,915	6.1%

Sources of net patient revenue
Medicare	23.2%	25.1%	(1.9%)	*
Medicaid	11.6%	8.7%	2.9%	*
Managed care	54.4%	55.3%	(0.9%)	*
Indemnity, self-pay and other	10.8%	10.9%	(0.1%)	*

*	This change is the difference between the 2011 and 2010 amounts shown

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three months ended March 31, 2011 and 2010.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet

Healthcare Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2011	2010
Net income attributable to Tenet Healthcare Corporation common shareholders	$73	$88
Less: Net income attributable to noncontrolling interests	(3)	(1)
Preferred stock dividends	(6)	(6)
Income (loss) from discontinued operations, net of tax	(9)	5

Income from continuing operations	91	90
Income tax expense	(51)	(3)
Investment earnings	1	1
Interest expense	(118)	(109)

Operating income	259	201
Litigation and investigation costs	(11)	(2)
Impairment of long-lived assets and goodwill, and restructuring charges	(8)	—
Depreciation and amortization	(101)	(95)

Adjusted EBITDA	$379	$298

Net operating revenues	$2,506	$2,339

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	15.1%	12.7%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Outlook Adjusted EBITDA to

Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2011

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$156	$246
Less:
Net income attributable to noncontrolling interests	(15)	(10)
Preferred stock dividends	(24)	(24)
Loss from discontinued operations, net of tax	(15)	(10)

Income from continuing operations	210	290
Income tax expense	(128)	(179)

Income from continuing operations, before income taxes	338	469
Interest expense, net	(405)	(385)

Operating income	743	854
Litigation and investigation costs	(22)	(11)
Impairment of long-lived assets and goodwill, and restructuring charges	(20)	(10)
Depreciation and amortization	(390)	(400)

Adjusted EBITDA	$1,175	$1,275

Net operating revenues	$9,700	$9,900
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	12.1%	12.9%

Table #3—Reconciliation of Outlook Adjusted EBITDA to

Outlook Normalized Net Income Attributable to Tenet Healthcare Corporation

Common Shareholders for Year Ending December 31, 2011

(Unaudited)

(Dollars in millions except per share amounts)	Low	High
Adjusted EBITDA (from Table # 3, above)	$1,175	$1,275
Depreciation and amortization	(390)	(400)
Interest expense, net	(405)	(385)

Normalized income from continuing operations before income taxes	380	490
Normalized income tax expense (a)	(148)	(191)

Normalized income from continuing operations (a)	232	299
Preferred stock dividends	(24)	(24)
Net income attributable to noncontrolling interests	(15)	(10)

Normalized net income attributable to Tenet Healthcare Corporation common shareholders (a)	$193	$265

Weighted average shares outstanding (in millions)	508	567 (b)

Normalized earnings per share – continuing operations (a)	$0.38	$0.51 (b)

(a)	Uses normalized tax rate of 39 percent.
(b)

An additional 59 million shares are included as our mandatory convertible preferred stock is dilutive at this level of earnings and the $24 million of preferred stock dividends are excluded for earnings per share computation purposes.